                                                                    EXHIBIT 12.1

                                                                                         PRO                                 PRO
                                                        HISTORICAL                      FORMA          HISTORICAL           FORMA
                         12/31/1996  12/31/1997   12/31/1998  12/31/1999  12/31/2000  12/31/2000  03/31/2000  03/31/2001  03/31/2001
                                                                  (amts in 000's except ratios)
EARNINGS AS DEFINED IN
REGULATION S-K(1):
Pre-tax income from
 continuing operations    25,142        1,669       28,139       5,909     36,606       28,133        8,792      4,924      2,736

Fixed charges              3,328        5,394        6,454       7,152        374       41,991           92         83     10,475

Capitalized interest         (89)      (1,292)      (3,242)     (1,845)        --           --           --         --         --
                         --------------------------------------------------------------------------------------------------------
EARNINGS                  28,381        5,771       31,351      11,216     36,980       70,124        8,884      5,007     13,211

FIXED CHARGES AS
 DEFINED IN
 REGULATION S-K(2):

Total interest
 expensed and
 capitalized               2,793        4,726        5,770       6,632        374       39,444           92         83      9,759
Amortization of debt
 expense and discount
 or premium                  535          668          684         520         --        2,547           --         --        716
                         --------------------------------------------------------------------------------------------------------

TOTAL FIXED CHARGES        3,328        5,394        6,454       7,152        374       41,991           92         83     10,475

RATIO OF EARNINGS TO
 FIXED CHARGES              8.53         1.07         4.86        1.57      98.88         1.67        96.57      60.33       1.26
                         ========================================================================================================

(1) The term "earnings" shall be defined as pre-tax income from continuing operations plus the amount of fixed charges computed in (2) below, adjusted to exclude interest capitalized during the period.

(2) "Fixed charges" means the total of (a) interest, whether expensed or capitalized; and (b) amortization of debt expense and discount or premium related to any indebtedness, whether expensed or capitalized.